Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

    Endologix Reports 33% Revenue Growth for the Second Quarter 2013

Irvine, Calif. (July 30, 2013) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2013.

John McDermott, Endologix President and Chief Executive Officer, said, “Our second quarter revenue was in-line with preliminary results released earlier this month. We continue to generate positive momentum globally with our AFX® Endovascular AAA System, which was supported by the launch of our U.S. PEVAR training program during the quarter. There has been strong interest in PEVAR from current and new physician customers , who will continue to be trained throughout the year. In Europe, our controlled market release of the Nellix® EndoVascular Aneurysm Sealing System is tracking to plan, providing us an excellent opportunity to further enhance the procedure and training ahead of a broader commercial launch anticipated in 2014.”

Financial Results

Global revenue in the second quarter of 2013 was $34.0 million, a 33% increase from $25.5 million in the second quarter of 2012. For the six months ended June 30, 2013, global revenue increased 27% to $63.7 million, compared to $50.0 million for the six months ended June 30, 2012.

U.S. revenue in the second quarter of 2013 was $26.4 million, a 23% increase compared with $21.4 million in the second quarter of 2012. The increase was driven by continued adoption of the AFX system and by productivity gains from prior period expansion of the U.S. sales force including, the addition of clinical specialists who provide field support to sales representatives. International revenue was $7.6 million, an 81% increase compared to $4.2 million in the second quarter of 2012. The international sales increase is primarily attributable to strong procedural growth and to the transition to a direct sales organization in Europe, which began in September 2011.

Gross profit was $25.0 million in the second quarter of 2013, which represents a gross margin of 74%. This compares with gross margin of 75% in the second quarter of 2012. Gross profit was $47.5 million for the six months ended June 30, 2013, representing a gross margin of 75%. This compares with gross margin of 77% for the six months ended June 30, 2012. Lower gross margins for the three and six months ended June 30, 2013 are primarily the result of inventory reserves taken in the second quarter of 2013, primarily for obsolescence of Ventana™ Fenestrated System inventories due to expected product enhancements, product mix, and a growing proportion of sales to international customers.

Total operating expenses were $27.5 million in the second quarter of 2013, compared to $24.8 million in the second quarter of 2012. Total operating expenses for the six months ended June 30, 2013 were $54.5 million, compared with $47.6 million for the six months ended June 30, 2012. Total operating expenses for the three and six months ended June 30, 2012 included business development costs of $1.4 million related to the acquisition of the Company's distribution partner in Italy and the acquisition of exclusive license rights to the polymer technology utilized in the Nellix® Endovascular Aneurysm Sealing System.

Marketing and sales expenses were $16.5 million in the second quarter of 2013, an increase from $13.1 million in the prior year period. For the six months ended June 30, 2013, marketing and sales expenses were $32.0 million, an increase from $26.2 million in the prior year period. These increases were driven by the costs associated with the expansion of the Company's direct sales force in Europe, and the increase in variable compensation associated with higher revenue.

Research and development expenses were $3.8 million in the second quarter of 2013, a decrease from $5.0 million in the prior year period. Research and development expenses for the second quarter of 2012 include acquisition of the exclusive polymer technology license mentioned above. For the six months ended June 30, 2013, research and development expenses were $7.3 million, a decrease from $8.8 million in the prior year period. Research and development expenses for the three and six months ended June 30, 2013 were primarily related to the continued development of the Nellix and Ventana systems and enhancements to the AFX system.

Clinical and regulatory affairs expenses were $2.2 million in the second quarter of 2013, an increase from $1.9 million in the prior year period. For the six months ended June 30, 2013, clinical and regulatory affairs expenses were $4.6 million, an increase from $3.3 million in the prior year period. These increases were primarily driven by enrollment in the Ventana U.S. clinical trial, which is now on hold; follow-up costs associated with Ventana and Nellix studies; and regulatory costs for CE and FDA submissions.

General and administrative expenses were $5.0 million in the second quarter of 2013, an increase from $4.5 million in the prior year period. For the six months ended June 30, 2013, general and administrative expenses were $10.6 million, an increase from $8.9 million in the prior year period. These increases were driven primarily by the Company's expanding European operations, the new federal Medical Device Excise Tax, and infrastructure expenses to support our rapid business growth.

Endologix reported a net income for the second quarter of 2013 of $5.7 million, or $0.09 per share, compared with a net loss of $6.7 million, or $(0.11) per share, for the second quarter of 2012. The second quarter 2013 net income includes non-cash other income of $7.6 million, or $0.12 per share, which reflects the decrease in fair value of the contingent consideration (solely payable in the form of our common stock) related to the Nellix acquisition. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the second quarter of 2013 of $1.9 million, or $(0.03) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the second quarter of 2012 of $4.0 million, or $(0.07) per share.

For the six months ended June 30, 2013, Endologix reported a net loss of $3.7 million, or $(0.06) per share, compared to a net loss of $23.4 million, or $(0.40) per share, for the six months ended June 30, 2012. Endologix reported an Adjusted Net Loss (non-GAAP and defined below) for the six months ended June 30, 2013 of $6.1 million, or $(0.10) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the six months ended June 30, 2012 of $8.3 million, or $(0.14) per share.

Total cash, cash equivalents, and restricted cash aggregated $45.2 million as of June 30, 2013, compared to $45.1 million as of December 31, 2012.

Financial Guidance

Based on the second quarter 2013 results and recent developments, Endologix is reiterating its full year 2013 financial guidance. Endologix anticipates 2013 revenue to be in the range of $128 million to $134 million, representing growth of 21% to 26% from 2012. Endologix anticipates an Adjusted Net Loss Per Share (non-GAAP and defined below) in 2013 of $(0.18) to $(0.22) per share, excluding the effect of increases or decreases in the Nellix contingent consideration and business development. Endologix anticipates Adjusted EBITDA (non-GAAP and defined below) of $(0.02) to $0.02 per share, and anticipates generating positive cash flows from operations during the second half of 2013.

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 418116. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU, but is not approved in the United States for either investigational use or commercial sale. The Ventana™ Fenestrated System is an investigational device in the United States, however the Company has temporarily suspended the U.S. IDE study patient enrollment.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to product launch activities, progress of clinical trials, regulatory processes, 2013 financial guidance, and product development, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for existing products and related new products, product research and development efforts, unexpected litigation expenses, changes to the regulatory environment for the medical device industry, risks associated with international operations, Endologix's ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2012, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA per Share" measures enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; (ii) providing enhanced measures of progress towards generating positive cash flows from operations; and (iii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) all effects arising from applicable business combination accounting under GAAP for its acquisition of Nellix; (ii) legal settlement costs; (iii) contract termination expenses; and (iv) business development expenses.

In the three and six months ended June 30, 2013, this GAAP adjustment to net income (loss) specifically represents: the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix).

In the three and six months ended June 30, 2012, this GAAP adjustment to net income (loss) specifically represents: (i) the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock to the former shareholders of Nellix); (ii) business development investments related to the acquisition of the Company's distribution partner in Italy, (iii) and the acquisition of exclusive rights to the polymer technology utilized in the Nellix system.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) contract termination fees; (iii) the effects of business development transactions; and (iv) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Loss per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Loss divided by the average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)” plus interest expense, income tax expense, depreciation and amortization expense, stock-based compensation expense, and foreign currency re-measurement gains or losses.

(4) "Adjusted EBITDA per Share" is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.
# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$33,964	$25,509	$63,748	$50,028
Cost of goods sold	8,960	6,277	16,216	11,703
Gross profit	25,004	19,232	47,532	38,325
Operating expenses:
Research and development	3,822	4,995	7,341	8,810
Clinical and regulatory affairs	2,189	1,862	4,553	3,264
Marketing and sales	16,520	13,083	32,044	26,218
General and administrative	4,993	4,457	10,604	8,872
Contract termination and business acquisition expenses	—	422	—	422
Total operating expenses	27,524	24,819	54,542	47,586
Loss from operations	(2,520)	(5,587)	(7,010)	(9,261)
Other income (expense):
Interest income	10	4	20	7
Interest expense	(3)	(13)	(3)	(20)
Other income, net	439	16	1,123	15
Change in fair value of contingent consideration related to acquisition	7,600	(1,240)	2,400	(13,690)
Total other income (expense)	8,046	(1,233)	3,540	(13,688)
Net income (loss) before income tax expense	$5,526	$(6,820)	$(3,470)	$(22,949)
Income tax benefit (expense)	144	124	(195)	(450)
Net income (loss)	$5,670	$(6,696)	$(3,665)	$(23,399)
Other comprehensive income (loss) (foreign currency translation)	$(185)	$133	$143	$108
Comprehensive income (loss)	$5,485	$(6,563)	$(3,522)	$(23,291)

Basic net income (loss) per share	$0.09	$(0.11)	$(0.06)	$(0.40)
Diluted net income (loss) per share	$0.09	(0.11)	$(0.06)	(0.40)
Shares used in computing basic net income (loss) per share	62,330	58,700	62,260	58,160
Shares used in computing diluted net income (loss) per share	65,496	58,700	62,260	58,160

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (Loss) to Adjusted Net Loss and Adjusted Net Loss per Share:
Net income (loss)	$5,670	$(6,696)	$(3,665)	$(23,399)
Change in fair value of contingent consideration related to acquisition	(7,600)	1,240	(2,400)	13,690
Contract termination and business acquisition expenses	$—	$1,422	$—	$1,422
(1) Adjusted Net Loss	$(1,930)	$(4,034)	$(6,065)	$(8,287)
(2) Adjusted Net Loss per Share	$(0.03)	$(0.07)	$(0.10)	$(0.14)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(1,930)	$(4,034)	$(6,065)	$(8,287)
Interest expense	3	13	3	20
Income tax expense (benefit)	(144)	(124)	195	450
Depreciation and amortization	751	604	1,235	1,274
Stock-based compensation	2,097	1,344	4,327	2,357
Foreign currency remeasurement (gain) loss	(352)	—	244	—
(3) Adjusted EBITDA	$425	$(2,197)	$(61)	$(4,186)
(4) Adjusted EBITDA per Share	$0.01	$(0.04)	$—	$(0.07)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$39,807	$45,118
Restricted cash	5,395	—
Accounts receivable, net	28,245	22,600
Other receivables	392	320
Inventories	17,464	18,087
Prepaid expenses and other current assets	1,835	1,442
Total current assets	93,138	87,567
Property and equipment, net	5,172	4,984
Goodwill	28,991	29,022
Intangibles, net	43,229	43,356
Deposits and other assets	235	174
Total assets	$170,765	$165,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,605	$6,348
Accrued payroll	8,508	7,825
Accrued expenses and other current liabilities	6,240	3,021
Total current liabilities	21,353	17,194
Deferred income taxes	1,035	1,035
Other liabilities	100	—
Contingently issuable common stock	50,000	52,400
Total liabilities	72,488	70,629
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized. 63,533,973 and 63,068,463 shares issued, respectively. 63,039,273 and 62,573,763 shares outstanding, respectively.	63	63
Additional paid-in capital	302,663	295,338
Accumulated deficit	(203,679)	(200,014)
Treasury stock, at cost, 494,700 shares	(661)	(661)
Accumulated other comprehensive loss	(109)	(252)
Total stockholders’ equity	98,277	94,474
Total liabilities and stockholders’ equity	$170,765	$165,103